Exhibit 10.2

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is made and entered into as of December 9, 2011, by and between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (as successor to Netsuite, Inc., a California corporation) are parties to that certain lease dated August 2, 2005 (the “Original Lease”), as previously amended by that certain First Amendment dated April 24, 2008 (“First Amendment”) and that certain Second Amendment dated October 8, 2010 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 79,589 rentable square feet (the “Premises”) described as: (i) Suite 100 consisting of approximately 15,747 rentable square feet located on the first floor; (ii) Suite 200 consisting of approximately 29,888 rentable square feet located on the second floor, and (iii) Suite 400 consisting of approximately 33,954 rentable square feet located on the fourth floor, all in the building commonly known as Peninsula Office Park Building 9 located at 2955 Campus Drive, San Mateo, California.

B.	The Lease will expire by its terms on August 31, 2012 (the “Existing Termination Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended through August 31, 2019 (the “Extended Termination Date”). The portion of the term of the Lease commencing on the date immediately following the Existing Termination Date (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Base Rent. During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot	Monthly Base Rent
9/1/12 – 8/31/13	$40.20	$266,623.15
9/1/13 – 8/31/14	$41.40	$274,582.05
9/1/14 – 8/31/15	$42.60	$282,540.95
9/1/15 – 8/31/16	$43.80	$290,499.85
9/1/16 – 8/31/17	$45.00	$298,458.75
9/1/17 – 8/31/18	$46.20	$306,417.65
9/1/18 – 8/31/19	$47.40	$314,376.55

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, so long as no Default (defined in Section 18 of the Lease) exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $266,623.15, for the first (1st) full calendar month of the Extended Term.

3.	Security Deposit. No security deposit shall be required in connection with this Amendment.

4.	Expenses and Taxes. During the Extended Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, during the Extended Term, the Base Year for Expenses and Taxes shall be 2012.

5.	Improvements to Premises.

5.1.	Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept it “as is” without any representation by Landlord regarding its condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

5.2.	Responsibility for Improvements to Premises. Tenant shall be entitled to perform improvements to the Premises, and to receive an allowance from Landlord for such improvements, in accordance with the Work Letter attached hereto as Exhibit A.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Subordination. Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s Current Mortgagee (as hereinafter defined) on such Mortgagee’s current standard form of agreement within 45 days following the date of full execution and delivery of this Amendment. As used herein, the term “Current Mortgagee” shall mean the holder of a mortgage or deed of trust recorded against the Property as of the date hereof. Landlord may satisfy the “reasonable efforts” requirement by merely making written request of the Current Mortgagee and such reasonable efforts standard shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Current Mortgagee. Upon request of Landlord, Tenant will execute the Current Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Current Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

6.2	Renewal Option. The Renewal Option set forth in Section 2 of Exhibit F to the Lease, as amended pursuant to Section 8.03 of the First Amendment, is hereby deleted. Tenant shall have the following Renewal Option:

A.	Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Extended Termination Date and ending on the 5th anniversary of the Extended Termination Date (the “Renewal Term”), if:

1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the Extended Term and not more than 12 full calendar months prior to the expiration of the Extended Term; and

2.	Tenant is not in Default under the Lease, as amended, beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and
3.	No more than 50% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice;

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in the Lease, but only if the same entity remains the “Tenant” under the Lease, the ROFO Agreement and each ROFO Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice; and

5.	Concurrently with Tenant’s exercise of the Renewal Option, Tenant exercises every other Renewal Option then existing under a ROFO Lease (as defined below) then in existence for a Term concurrent with the Premises. The term “ROFO Lease” is as defined in that certain Right of First Offer Agreement entered into by Landlord and Tenant approximately concurrently herewith with respect to space in the building located at 2929 Campus Drive, San Mateo, California and commonly known as Peninsula Office Park Building 8 (“ROFO Agreement”).

B.	Terms Applicable to Premises During Renewal Term.

1.

The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal 95% of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with the Lease, as amended hereby, and the manner and method in which Tenant reimburses Landlord for Tenant’s Pro Rata Share of Tax Excess and Expense Excess and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term. Notwithstanding the foregoing, the Base Year for the Renewal Term shall be the calendar year of 2019.

C.	Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant shall be deemed to have delivered Rejection Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect. In addition, notwithstanding anything in the foregoing to the contrary, if Landlord and Tenant are unable to agree on the Prevailing Market rate for the applicable premises under any existing ROFO Lease within the 30 day period corresponding with the 30 day period described above, and Tenant fails to timely exercise its corresponding right to arbitrate with respect to any such premises pursuant to a ROFO Lease, then Tenant’s exercise of its Renewal Option hereunder shall also be deemed null and void.

D.	Arbitration Procedure.

1.

If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the San Mateo, California area, with working knowledge of current rental rates and practices who has not represented the party selecting such appraiser on a prior occasion during the prior 3 years. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of

Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.	If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.	Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after determination of the Prevailing Market rate in accordance with this Section 6.2, and, when the Renewal Amendment is in proper form, Landlord and Tenant shall execute and deliver the Renewal Amendment within 15 days after finalizing the same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

F.

Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the San Mateo, California area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing

Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

6.3	Excess Extension Allowance/ Extension FF&E. Notwithstanding any provision herein or in Exhibit A to the contrary, but subject to the Extension Allowance Deadline (as defined in Exhibit A), to the extent that there is remaining Extension Allowance (as defined in Exhibit A) after the Extension Tenant Improvement Work (as defined in Exhibit A) has been completed (the “Excess Extension Allowance”), Landlord shall reimburse Tenant, up to the Excess Extension Allowance amount Costs (but not to exceed $2.50 per rentable square foot of the Premises), for the cost of general office equipment (such as a facsimile machine or a copy machine), the installation cost of telephone and computer cabling in the Premises, the purchase and installation costs of furniture, cabling, voice/data infrastructure and systems, but expressly excluding any leased equipment or other leasing costs associated therewith, (collectively, the “Extension FF&E”) to be located at all times at the Premises and for use by Tenant in the Premises. Such reimbursement shall be made by Landlord upon 30 days written invoice to Landlord, which invoice shall be supported by Tenant’s paid receipts and/or invoices for such items. Tenant hereby acknowledges and agrees that the Extension FF&E shall expressly exclude office supplies (including, without limitation, letterhead and business cards). The Extension FF&E shall be Tenant’s Property for purposes of Section 14 of the Lease and shall be subject to the removal and restoration provisions set forth in Sections 8 and 25 of the Lease.

6.4	Deletions. Section 3 of Exhibit F to the Lease (Right of First Refusal), as amended by Section 8.02 of the First Amendment, is hereby deleted.

6.5	Landlord’s Notice Address. Landlord’s Notice Address set forth in Section 1.12 of the Lease is hereby deleted and replaced with the following:

EOP-Peninsula Office Park, L.L.C.

c/o Equity Office

2655 Campus Drive, Suite 100

San Mateo, California 94403

Attn: Building manager

with copies to:

Equity Office

2655 Campus Drive, Suite 100

San Mateo, California 94403

Attn: Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL 60606

Attn: Lease Administration

6.6	Compliance with Law. Section 8.05 of the First Amendment is hereby amended to apply to the entire Premises.

6.7	Default. Without limiting Section 18 of the Lease, Tenant shall be in Default under the Lease at any time that Tenant is in “Default” (as defined in the applicable ROFO Lease) under any ROFO Lease (as defined in Section 6.2.A.5 above).

6.8	Contingency. Notwithstanding any contrary provision hereof, if for any reason Landlord fails to obtain the consent of the Current Mortgagee (defined in Section 6.1 above) to this Amendment on or before the Contingency Date, then this Landlord may terminate this Amendment by notifying Tenant no later than ten (10) business days following the Contingency Date. Upon any such termination, this Amendment shall have no further force or effect. As used herein, “Contingency Date” means the date occurring forty-five (45) business days after the date of mutual execution and delivery of this Amendment by Landlord and Tenant.

7.	Other Provisions.

7.1	Liability Insurance. Clause (a) of the first sentence of Section 14 of the Lease is hereby amended by replacing the amount “$2,000,000.00” set forth therein with the amount “$3,000,000.00.”

7.2	Application. Notwithstanding any contrary provision hereof, Section 7.1 above shall not apply to any period occurring before the Extension Date.

8.	Miscellaneous.

8.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cassidy Turley BT Commercial) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:	/s/ John C. Moe
Name:	John C. Moe
Title:	Market Managing Director

TENANT:

NETSUITE INC., a Delaware corporation

By:	/s/ Ron Gill
Name:	Ron Gill
Title:	CFO

EXHIBIT A

WORK LETTER

As used in this Exhibit A (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the amendment of which this Work Letter is a part. “Extension Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Extension Tenant Improvement Work” means the construction of the Extension Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Extension Tenant Improvements.

1 EXTENSION ALLOWANCE.

1.1 Extension Allowance. Following the satisfaction or expiration of the contingency set forth in Section 6.7 of the Agreement, Tenant shall be entitled to a one-time tenant improvement allowance (the “Extension Allowance”) in the amount of $5.00 per rentable square foot of the Premises to be applied toward (a) the Extension Allowance Items (defined in Section 1.2 below), and (b) Extension FF&E Costs (not to exceed $2.50 per rentable square foot of the Premises), as more fully provided in Section 6.3 of the Agreement. Tenant shall be responsible for all costs associated with the Extension Tenant Improvement Work, including the costs of the Extension Allowance Items, to the extent such costs exceed the lesser of (a) the Extension Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Extension Allowance by June 30, 2013 (the “Extension Allowance Deadline”), the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2 Disbursement of Extension Allowance.

1.2.1 Extension Allowance Items. Except as otherwise provided in this Work Letter, the Extension Allowance shall be disbursed by Landlord only for the following items (the “Extension Allowance Items”): (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below), and any fees reasonably incurred by Landlord for review of the Plans (defined in Section 2.1 below) by Landlord’s third party consultants; (b) plan-check, permit and license fees relating to performance of the Extension Tenant Improvement Work; (c) the cost of performing the Extension Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Extension Tenant Improvement Work required by Law; (f) [intentionally omitted]; (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Extension Tenant Improvement Work.

1.2.2 Disbursement. Subject to the provisions of this Work Letter, Landlord shall make monthly disbursements of the Extension Allowance for Extension Allowance Items and shall authorize the release of monies for Tenant’s benefit as follows:

1.2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the performance of the Extension Tenant Improvement Work (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the Contractor (defined in Section 3.1 below), approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Extension Tenant Improvement Work, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents (defined in Section 3.1.2 below) for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (along with unconditional mechanic’s lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant, made jointly payable to the Contractor and Tenant, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions to be known as the “Final Retention”), or (b) the amount of any remaining portion of the Extension Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on any failure of the work to comply with the Approved Construction Drawings (defined in Section 2.4

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below) or otherwise to be of the required quality, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as described in Tenant’s payment request.

1.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention shall be delivered by Landlord to Tenant following the latest to occur of (a) the completion of the Extension Tenant Improvement Work; (b) Tenant’s delivery to Landlord of (i) properly executed mechanic’s lien releases in compliance with California Civil Code Sections 3262(d) and 3262(d)(4), (ii) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the Extension Tenant Improvement Work has been substantially completed, and (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained; (c) Tenant’s performance of its obligations under clause (i) of the third sentence of Section 3.3 below; or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, the general contractor, financial close-out matters, and tenant vendors.

2 PLANS.

2.1 Selection of Architect/Plans. Tenant shall retain an architect/space planner approved by Landlord, which approval shall not be unreasonably withheld (the “Architect”) and engineering consultants approved by Landlord, which approval shall not be unreasonably withheld (the “Engineers”) to prepare any architectural plans for the Premises and all engineering drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises in connection with the Extension Tenant Improvement Work. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be referred to herein collectively as the “Plans.” All Plans shall (a) comply with the drawing format and specifications required by Landlord, (b) be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building, and (c) otherwise be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Plans and approval of the Approved Construction Drawings (defined in Section 2.3 below) shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with Law or any other matter. Accordingly, notwithstanding any review of the Plans by Landlord or any of its space planners, architects, engineers or other consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or any such consultant, Landlord shall not be liable for any error or omission in the Plans or have any other liability relating thereto. Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with Law and are otherwise suitable for Tenant’s use of the Premises, and (y) that no Tenant Improvement impairs any system or structural component of the Building, and Landlord’s approval of the Construction Drawings (defined in Section 2.3 below) shall not relieve Tenant from such responsibility.

2.2 Space Plan. If and to the extent the configuration of Premises is to be modified pursuant to the Extension Tenant Improvement Work, Tenant shall cause the Architect to prepare a space plan for the Extension Tenant Improvement Work, including a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Premises, together with their intended use (the “Space Plan”), and shall deliver four (4) copies of the Space Plan, signed by Tenant, to Landlord for its approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Space Plan within 10 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Space Plan, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Space Plan, Tenant shall cause the Space Plan to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Space Plan.

2.3 Construction Drawings. After Landlord approves the Space Plan (if applicable), Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Extension Tenant Improvement Work to the extent required to enable subcontractors to bid on the work and to obtain all applicable permits for the Extension Tenant Improvement Work (collectively, the “Construction Drawings”), and shall deliver four (4) copies of the Construction Drawings, signed by Tenant, to Landlord for its approval. Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings), provided that each phase shall be subject to Landlord’s approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within 10 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Construction Drawings (or any component

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thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Construction Drawings (or any component thereof), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Construction Drawings (or the applicable component thereof). Tenant shall not commence the Extension Tenant Improvement Work until after the Construction Drawings are approved by Landlord. No revision may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior consent, which shall not be unreasonably withheld.

2.4 Permits. Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to commence and complete the performance of the Extension Tenant Improvement Work (the “Permits”). Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding any contrary provision of this Section 2.4, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy. Tenant shall not commence construction until all Permits are obtained.

3 CONSTRUCTION.

3.1 Selection of Contractors.

3.1.1 The Contractor. Tenant shall retain a general contractor (the “Contractor”) to perform the Extension Tenant Improvement Work. The Contractor shall be selected by Tenant, by notice to Landlord, from a list of general contractors provided by Landlord or, at Landlord’s option, from a list of general contractors provided by Tenant and approved by Landlord. For purposes of this Section 3.1.1, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Lease, (c) cannot be bonded for the work in an amount equal to 150% of the Final Costs (defined in Section 3.2.1 below), (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor.

3.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, to be referred to herein collectively as “Tenant’s Agents”) must be approved by Landlord. Such approval shall not be unreasonably withheld; provided, however, that Landlord may require Tenant to retain certain subcontractors designated by Landlord.

3.2 Construction.

3.2.1 Construction Contract; Final Costs. Tenant shall not enter into a construction contract with the Contractor (the “Contract”) unless it complies with Section 3.2.3 below and has been reviewed and approved by Landlord, which approval shall not be unreasonably withheld. If requested by Landlord, before commencing construction of the Extension Tenant Improvement Work, Tenant shall deliver to Landlord a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, as set forth more particularly in Section 1.2.1 above, in connection with the performance of the Extension Tenant Improvement Work and that form the basis for the amount of the Contract (the “Final Costs”). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Tenant Improvement Allowance Items, to the extent the same exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Tenant Work Letter.

3.2.2 Landlord’s General Conditions for Tenant Improvement Work. The Extension Tenant Improvement Work shall be performed in a good and workmanlike manner and in strict accordance with the Approved Construction Drawings. Tenant shall cause Tenant’s Agents to submit to Landlord schedules of all work relating to the Extension Tenant Improvement Work, whereupon Landlord, within five (5) business days, shall inform Tenant’s Agents of any necessary changes thereto, and Tenant shall cause Tenant’s Agents to adhere to such corrected schedule. Tenant shall abide by all rules established by Landlord relating to the performance of the Extension Tenant Improvement Work, including rules relating to the use of freight, loading dock and service elevators; any required shutdown of utilities (including life-safety systems); storage of materials; and coordination of work with other tenants’ contractors.

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3.2.3 Warranty of Contractor. Tenant shall cause the Contractor to agree to be responsible for (a) the repair, replacement and/or removal, without additional charge, of any portion of the Extension Tenant Improvement Work that is or becomes defective, in workmanship, materials or otherwise, on or before the date occurring one (1) year after the completion of the Extension Tenant Improvement Work; and (b) the repair of any damage to the Building and/or Common Areas resulting from such repair, replacement and/or removal. Such agreement shall be expressly set forth in the Contract and, by its terms, shall inure to the benefit of both Landlord and Tenant as their respective interests may appear, and shall be enforceable by either Landlord or Tenant. Upon Landlord’s request, Tenant shall provide Landlord with any assignment or other assurance that may be necessary to enable Landlord to enforce such agreement directly against the Contractor.

3.2.4 Insurance Requirements. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the Extension Tenant Improvement Work, together with such other insurance as Landlord may reasonably require.

3.2.5 Compliance. The Extension Tenant Improvement Work shall comply in all respects with (i) all applicable Laws; (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications. Without limiting the foregoing, if, as a result of Tenant’s performance of the Extension Tenant Improvement Work, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or the Extension Tenant Improvement Work, or to ensure that the Extension Tenant Improvement Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

3.2.6 Inspection by Landlord. Notwithstanding any contrary provision of the Lease, Landlord, at any time and without notice to Tenant, may enter the Premises to inspect the Extension Tenant Improvement Work. Neither Landlord’s performance of such inspection nor its failure to perform such inspection shall result in a waiver of any of Landlord’s rights hereunder or be deemed to imply Landlord’s approval of the Extension Tenant Improvement Work. If, by notice to Tenant, Landlord reasonably identifies any defect in the Extension Tenant Improvement Work, Tenant shall promptly cause the Contractor to correct such defect at no expense to Landlord. Notwithstanding any contrary provision of this Agreement, if a defect in the Extension Tenant Improvement Work so identified by Landlord might adversely affect any system or structural component of the Building, the curtain wall or exterior appearance of the Building, or any other tenant’s use of the Building, or might give rise to liability on the part of Landlord to any third party, then (a) Landlord, at Tenant’s expense, may take such action (including suspension of the Extension Tenant Improvement Work) as Landlord reasonably deems necessary to correct such defect, and (b) until such defect is corrected, Landlord shall have no obligation to disburse any portion of the Extension Allowance.

3.2.7 [Intentionally Omitted].

3.3 Tenant’s Covenants. Within 10 days after completing the Extension Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located, in accordance with California Civil Code § 3093 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense. Within 30 days after completing the Extension Tenant Improvement Work, (a) Tenant shall cause the Architect and the Contractor to (i) update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s CAD Format Requirements (defined below); and (b) Tenant shall deliver to Landlord copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. For purposes hereof, “Landlord’s CAD Format Requirements” shall mean (w) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (x) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (y) files must be in “.dwg” format, and (z) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

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4 MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Extension Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause the Contractor to cease performance of the Extension Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Extension Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

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